Exhibit 5.1






                                 April 20, 1995



Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, CA  95035

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 21, 1995 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of your Common Stock (the "Shares") to be issued pursuant to the 1988 Incentive Stock Option Plan, as amended (the "Plan"). As your counsel in connection with the proposed transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares to be issued under the plan.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares pursuant to the terms of the Plan, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON, SONSINI, GOODRICH & ROSATI
                                    Professional Corporation


                                   /s/ Wilson, Sonsini, Goodrich & Rosati, P.C.